                                                                   EXHIBIT 10.38



                                CREDIT AGREEMENT



                      KEYSTONE AUTOMOTIVE INDUSTRIES, INC.


                                      AND


                               MELLON BANK, N.A.


                                 MARCH 25, 1997

                               TABLE OF CONTENTS
                               -----------------

                                                                       PAGE(S)
                                                                       -------
ARTICLE I DEFINITIONS.....................................................   1
     SECTION 1.1  Defined Terms...........................................   1
     SECTION 1.2  Other Definitional Provisions...........................   9

ARTICLE II THE CREDIT.....................................................   9
     SECTION 2.1  The Revolving Loans.....................................   9
          (a)  The Revolving Commitment...................................   9
          (b)  Making the Revolving Loans.................................   9
          (c)  Reduction of the Revolving Commitment......................  10
          (d)  Revolving Note.............................................  10
     SECTION 2.2  Letters of Credit.......................................  10
     SECTION 2.3  Repayment...............................................  13
          (a)  Mandatory Repayments.......................................  13
          (b)  Optional Payment...........................................  13
     SECTION 2.4  Interest Rate and Payment Dates.........................  13
          (a)  Payment....................................................  13
          (b)  Interest Rate..............................................  13
          (c)  Rate Periods...............................................  14
          (d)  Default Rate of Interest...................................  14
          (e)  Selection, Conversion or Renewal of Rate Options...........  14
          (f)  Prime Rate Fallback........................................  14
     SECTION 2.5  Commitment Fee..........................................  15

ARTICLE III GENERAL PROVISIONS CONCERNING THE LOANS.......................  15
     SECTION 3.1  Use of Proceeds.........................................  15
     SECTION 3.2  Computation of Interest and Fees........................  15
          (a)  Calculations...............................................  15
          (b)  Determination by Bank......................................  15
     SECTION 3.3  Payments................................................  15
     SECTION 3.4  Payment on Non-Business Days............................  16
     SECTION 3.5  Reduced Return..........................................  16
     SECTION 3.6  Indemnities and Losses..................................  16
          (a)  Indemnities................................................  16
          (b)  Funding Losses.............................................  17
     SECTION 3.7  Requirements of Law.....................................  17

ARTICLE IV CONDITIONS OF LENDING..........................................  18
     SECTION 4.1  Conditions Precedent to Initial Loans...................  18
     SECTION 4.2  Conditions Precedent to Each Borrowing..................  19

ARTICLE V REPRESENTATIONS AND WARRANTIES..................................  20

                               TABLE OF CONTENTS
                               -----------------
                                  (continued)

                                                                       PAGE(S)
                                                                       -------
     SECTION 5.1  Representations and Warranties..........................  20
          (a)  Organization...............................................  20
          (b)  Authorization..............................................  20
          (c)  Governmental Consents......................................  21
          (d)  Validity...................................................  21
          (e)  Financial Condition........................................  21
          (f)  Litigation.................................................  21
          (g)  Employee Benefit Plans.....................................  21
          (h)  Disclosure.................................................  21
          (i)  Environmental Matters......................................  22
          (j)  Employee Matters...........................................  22
          (k)  Solvency...................................................  22
          (l)  Title to Properties........................................  22
          (m)  Tax Returns................................................  23
          (n)  Compliance with Other Agreements and Applicable Laws.......  23

ARTICLE VI COVENANTS......................................................  23
     SECTION 6.1  Affirmative Covenants...................................  23
          (a)  Financial Information......................................  23
          (b)  Notices and Information....................................  24
          (c)  Corporate Existence, Etc...................................  25
          (d)  Payment of Taxes and Claims................................  25
          (e)  Maintenance of Properties; Insurance.......................  26
          (f)  Inspection.................................................  26
          (g)  Compliance with Laws Etc...................................  26
          (h)  Hazardous Waste Studies....................................  26
     SECTION 6.2  Negative Covenants......................................  27
          (a)  Consolidated Fixed Charge Coverage Ratio...................  27
          (b)  Consolidated Current Ratio.................................  27
          (c)  Consolidated Total Liabilities to Tangible Net Worth Ratio.  27
          (d)  Consolidated Net Income....................................  27
          (e)  Liens Etc..................................................  27
          (f)  Indebtedness...............................................  27
          (g)  Consolidation, Merger or Dissolution.......................  27
          (h)  Loans, Investments, Secondary Liabilities..................  27
          (i)  Asset Sales................................................  28
          (j)  Dividends..................................................  28
          (k)  Limitation on Granting of Liens and on Restrictions on
               Subsidiary Dividends and Other Transfers...................  28


                               TABLE OF CONTENTS
                               -----------------
                                  (continued)

                                                                       PAGE(S)
                                                                       -------
          (l)  Transactions with Affiliates...............................  29
          (m)  Books and Records..........................................  29
          (n)  Restructure................................................  29
          (o)  No Further Negative Pledges................................  29

ARTICLE VII EVENTS OF DEFAULT.............................................  29
     SECTION 7.1  Events of Default.......................................  29

ARTICLE VIII MISCELLANEOUS................................................  32
     SECTION 8.1  Amendments, Etc.........................................  32
     SECTION 8.2  Notices, Etc............................................  32
     SECTION 8.3  Right of Setoff.........................................  32
     SECTION 8.4  No Waiver; Remedies.....................................  32
     SECTION 8.5  Costs and Expenses......................................  32
     SECTION 8.6  Participations..........................................  33
     SECTION 8.7  Effectiveness: Binding Effect...........................  33
     SECTION 8.8  Governing Law; Choice of Forum; Service of Process; Jury
                   Trial Waiver...........................................  33
     SECTION 8.9  Waiver of Notices.......................................  34
     SECTION 8.10  Destruction of Borrower's Documents....................  34
     SECTION 8.11  Entire Agreement.......................................  34
     SECTION 8.12  Severability of Provisions.............................  35
     SECTION 8.13  Execution in Counterparts..............................  35

                                CREDIT AGREEMENT


          This Credit Agreement dated as of March 25, 1997 is entered into between KEYSTONE AUTOMOTIVE INDUSTRIES, INC., a California corporation (the

"Borrower") and MELLON BANK, N.A. (the "Bank").  The Borrower and the Bank agree
---------                               ----
as follows:

                                   ARTICLE I

                                  DEFINITIONS

          SECTION 1.1  Defined Terms.  As used in this Agreement, the following
                       -------------
terms have the following meanings:

          "Agreement":  This Credit Agreement, as amended, supplemented or
           ---------
modified from time to time.

          "Applicable Margin":  As of any date of determination, with respect to
           -----------------
Prime Rate Option Revolving Loans or Libor Rate Option Revolving Loans, as applicable, the percentage set forth opposite the Leverage Ratio in effect as of such date set forth in the table below:

================================================================================
         LEVERAGE RATIO              APPLICABLE MARGIN     APPLICABLE MARGIN
                                     LIBOR RATE OPTION     PRIME RATE OPTION
--------------------------------------------------------------------------------
Less than or equal to 1.15:1.00            .75%                    0%
--------------------------------------------------------------------------------
Greater than 1.15:1.00                    .875%                    0%
================================================================================

provided, however, that, notwithstanding the foregoing, for purposes of
--------  -------
determining the Applicable Margin, the Leverage Ratio shall be deemed to be greater than 1.15 to 1.0 at all time when an Event of Default or Potential Event of Default has occurred and is continuing based on the Borrower's failure to deliver any financial statement or compliance certificate as and when required pursuant to Sections 6.1(a)(i) and (iv) or 6.1(a)(ii) and (iv), as applicable. For purposes of this Agreement, any change in the Applicable Margin based on a change in the Leverage Ratio shall be effective at such time as the Bank shall have (i) reviewed the financial statements and compliance certificate required by Sections 6.1(a)(i) and (iv) or 6.1(a)(ii) and (iv), as applicable, reflecting such change in the Leverage Ratio warranting a change in the Applicable Margin and (ii) redetermined the Applicable Margin based upon such financial statements and compliance certificate. The initial Applicable Margin to be effective as of the date hereof shall be .75% with respect to Libor Rate Option Revolving Loans and 0% with respect to the Prime Rate Option Revolving Loans until such time as Bank has received the audited annual financial statements for Borrower's fiscal year ending March 28, 1997.

          "Average Unused Portion of the Revolving Commitment":  The Revolving
           --------------------------------------------------
Credit less the average Daily Balance for the immediately preceding three-month period.

          "Bank":  As set forth in the introductory paragraph of this Agreement.
           ----

          "Borrower":  As set forth in the introductory paragraph of this
           --------
Agreement.

          "Borrowing":  As defined in Section 2.1.
           ---------

          "Business Day":  Any day on which the Bank is open for business at the
           ------------
location where the Note is payable unless otherwise stated.

          "Capital Expenditures":  As applied to any Person, all expenditures
           --------------------
made and liabilities incurred for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto which has a useful life of more than one year and including, without limitation, those arising in connection with Capital Leases.

          "Capital Leases":  As applied to any Person, any lease of any property
           --------------
(whether real, personal or mixed) by that Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

          "Change of Control":  Shall be deemed to have occurred at such times
           -----------------
as: (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Act of 1934), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than thirty percent (30%) of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors; or (b) the Borrower shall fail to own directly one hundred percent (100%) of the issued and outstanding common stock of any Guarantor or shall lose voting control of the issued and outstanding common stock of any Guarantor.

          "Commitment":  The Bank's obligation to make Loans to the Borrower
           ----------
pursuant to Article II in the amount or amounts referred to therein.

          "Consolidated Interest Expense":  For any period shall mean total
           -----------------------------
interest expense (including amounts properly attributable to Capital Leases in accordance with GAAP) of Borrower and its Subsidiaries on a consolidated basis for such period determined in conformity with GAAP.

          "Consolidated Tangible Net Worth":  At any date of determination, the
           -------------------------------
sum of the capital stock, additional paid-in capital, and retained earnings (or minus accumulated deficit) of the Borrower and its Subsidiaries on a consolidated basis, minus (i) treasury stock, and (ii) intangible assets
                    -----
(including, without limitation, franchises, patents, patent applications, trademarks, brand names, goodwill, purchased contracts and deferred charges (including unamortized debt discount and expense and organization costs)), determined in conformity with GAAP.

          "Daily Balance":  The amount of Loans and Letters of Credit owed at
           -------------
the end of a given day.

          "Dollars and $":  Dollars in lawful currency of the United States of
           -------------
America.

          "EBITDA":  For any period, the consolidated net income of Borrower and
           ------
its Subsidiaries before Consolidated Interest Expense and provision for income taxes and without giving effect to any extraordinary gains and gains from sales of assets (other than sales of inventory in the ordinary course of business), for such period, adjusted by adding thereto the amount of (a) depreciation and
(b) amortization of intangibles, in each case to the extent deducted in arriving at consolidated net income for such period.

          "ERISA":  The Employee Retirement Income Security Act of 1974, as
           -----
amended to the date hereof and from time to time hereafter and any successor statute.

          "ERISA Affiliate":  As applied to any Person, any trade or business
           ---------------
(whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414(b) and (c) of the Internal Revenue Code.

          "Events of Default":  Has the meaning set forth in Section 7.1.
           -----------------

          "Fixed Charge Coverage Ratio":  As of the date of determination,
           ---------------------------
EBITDA, for the twelve month period preceeding the date of determination minus
                                                                         -----
Capital Expenditures for the twelve month period preceeding the date of determination (excluding Permitted Acquisitions), divided by the sum of (i)
                                                  ----------
Consolidated Interest Expense for the preceding twelve month period preceding the date of determination, (ii) cash dividends or other cash distributions on the capital stock of the Borrower actually paid during the twelve month period preceding the date of determination, (iii) the principal amount of all long-term liabilities determined in accordance with GAAP including Capital Leases coming due within the twelve month period following the date of determination, and (iv) provision for income taxes for the twelve month period preceeding the date of determination.

          "GAAP":  Generally accepted accounting principles set forth in the
           ----
opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession or any public commission having regulatory responsibility over the Borrower or any Subsidiary.

          "Guarantors":  Any material Subsidiary of the Borrower, as determined
           ----------
by Bank, organized under the laws of the United States of America or any political subdivision thereof.

          "Indebtedness":  Of any Person, without duplication:
           ------------

               (a) all indebtedness of such Person for borrowed money;

               (b) all Obligations of such Person for the deferred purchase price of property or services but excluding trade payables and accrued expenses incurred in the ordinary course of business;

               (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments but excluding trade payables and accrued expenses incurred in the ordinary course of business;

               (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

               (e) all Obligations of such Person as lessee under Capital
          Leases;

               (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities;

               (g) all Indebtedness of others referred to in clauses (a) through
          (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; and

               (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

          "Interest Rate Options":  Has the meaning set forth in Section 2.4(b).
           ---------------------

          "Internal Revenue Code":  The Internal Revenue Code of 1986, as
           ---------------------
amended to the date hereof and from time to time hereafter and any successor statute.

          "Letters of Credit":  The trade or standby letters of credit which are
           -----------------
from time to time issued or opened by Bank for the account of Borrower.

          "Leverage Ratio":  At any date of determination, the ratio of (a)
           --------------
total liabilities of the Borrower and its Subsidiaries on a consolidated basis at such date to (b) Consolidated Tangible Net Worth.

          "Lien":  Any lien, mortgage, deed of trust, pledge, security interest,
           ----
charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

          "Libor Rate":  For any day for any proposed or existing Rate Segment
           ----------
corresponding to a Rate Period shall mean the rate per annum determined by the Bank to be the rate per annum obtained by dividing (the resulting quotient to be rounded upward to the nearest 1/16 of 1%) (A) the rate of interest (which shall be the same for each day in such Rate Period) estimated in good faith by the Bank in accordance with its usual procedures (which determination shall be conclusive) to be the average of the rates per annum for deposits in United States dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Rate Period for delivery on the first day of such Rate Period in amounts comparable to such Rate Segment (or, if there are no such comparable amounts actively traded, the smallest amounts actively traded) and have maturities comparable to such Rate Period by (B) a number equal to 1.00 minus the Libor Rate Reserve Percentage for such day.

          The "Libor Rate" may also be expressed by the following formula:
               ----------

                        [average of rates offered to major
                         money banks in the London inter-
          Libor Rate =  bank market estimated by the Bank]
                        ------------------------------------
                        [1.00 - Libor Rate Reserve Percentage]

          "LIBOR Rate Option":  Has the meaning set forth in Section 2.4(b).
           -----------------

          "Libor Rate Reserve Percentage":  For any day shall mean the
           -----------------------------
percentage (rounded upward to the nearest 1/16 of 1%), as determined in good faith by the Bank (which determination shall be conclusive) as representing for such day the maximum effective reserve requirement (including, without limitation, supplemental, marginal and emergency requirements ) for member banks of the Federal Reserve System with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of any maturity. Each Libor Rate
                ------------------------
shall be adjusted automatically as of the effective date of any change in the Libor Rate Reserve Percentage.

          "Loans":  Loans made to the Borrower pursuant to Section 2.1.
           -----

          "Loan Documents":  This Agreement, the Note(s) and each guarantee,
           --------------
including, but not limited to, the guaranties of the Guarantors, and other document required by the Bank in connection with this Agreement and/or the credit extended hereunder.

          "London Business Day":  A day for dealing in deposits in Dollars by
           -------------------
and among banks in the London interbank market.

          "Maturity Date":  March 23, 1998.
           -------------

          "Note" and "Notes":  The Revolving Note(s).
           ----       -----

          "Obligation":  With respect to any Person, any obligation of such
           ----------
Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any insolvency proceeding under the U.S. Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

          "PBGC":  The Pension Benefit Guaranty Corporation established pursuant
           ----
to Subtitle A of Title IV of ERISA.

          "Permitted Acquisitions":  Acquisitions, whether by merger or
           ----------------------
consolidation with any Person or the acquisition of all or substantially all of the assets of any Person, of the Borrower and its Subsidiaries that meet all of the following criteria: (i) the Borrower must be the surviving entity of any such acquisition, (ii) the acquired business shall be engaged in the manufacture or distribution of aftermarket collision replacement parts for automobiles and light trucks, (iii) the Borrower shall be in pro-forma covenant compliance after giving effect to the acquisition (including giving effect to the incurrence of any debt associated with the acquisition) as of the most recently ended reporting period, (iv) the acquired business, if acquired as an entity, must have a positive net income for the trailing twelve months to the date of the acquisition, (v) the Borrower shall not have acquired the business through a hostile takeover or similar nonconsensual transaction, (vi) the total cash consideration paid for any Permitted Acquisition (in a single transaction or in a series of related transactions) shall not exceed $5,000,000; provided that the
                                                               --------
total cash consideration paid by Borrower for the acquisition of North Star Plating Company shall not be included in determining Borrower's compliance with the $5,000,000 maximum cash consideration to be paid for Permitted Acquisitions,
(vii) no Event of Default or Potential Event of Default would result from such acquisition, and (viii) with respect to the acquisition by Borrower of North Star Plating

Company, the Bank shall have approved any Liens remaining on the assets of North Star Plating Company after giving effect to the acquisition.

          "Person":  An individual, partnership, corporation, limited liability
           ------
company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          "Plan":  Any employee pension benefit plan maintained or contributed
           ----
to by the Borrower or any ERISA Affiliate of the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

          "Portion":  "Prime Rate Portion" shall mean at any time the part,
           -------     ------------------
including the whole, of the unpaid principal amount of the Note bearing interest at such time under the Prime Rate Option, in accordance with the first sentence of Section 2.4(d) hereof, or in accordance with Section 2.4(f) hereof. "Libor
                                                                         -----
Rate Portion" shall mean at any time, the part, including the whole, of the
------------
unpaid principal amount of the Note bearing interest at such time under the Libor Rate Option or in accordance with the second sentence of Section 2.4(d) hereof.

          "Potential Event of Default":  A condition or event which, after
           --------------------------
notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

          "Prime Rate":  The interest rate per annum announced from time to time
           ----------
by the Bank as its Prime Rate. The Prime Rate may be greater or less than other interest rates charged by the Bank to other borrowers and is not solely based or dependent upon the interest rate which the Bank may charge any particular borrower or class of borrowers. Information concerning the Prime Rate may be obtained from the Bank.

          "Prime Rate Option":  Has the meaning set forth in Section 2.4(b).
           -----------------

          "Rate Period": As defined in Section 2.4(c).
           -----------

          "Rate Segment":  Of the Libor Rate Portion at any time shall mean the
           ------------
entire principal amount of such Portion to which at such time there is applicable a particular Rate Period beginning on a particular day and ending on another particular day. (By definition, each Portion is at all times composed of an integral number of discrete Rate Segments, each corresponding to a particular Rate Period, and the sum of the principal amounts of all Rate Segments of a particular Portion at any time equals the principal amount of such Portion at such time).

          "Regulation G, T, U and X":  Regulations G, T, U and X, respectively,
           ------------------------
promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, and any successors thereto.

          "Revolving Commitment":  The amount of $25,000,000, as such amount may
           --------------------
be reduced pursuant to Section 2.1(c); provided, however, $5,000,000 of the
                                       --------  -------
Revolving Commitment amount shall be reserved to be made available by Bank to the Borrower at such time and as needed to finance the acquisition by Borrower of North Star Plating Company, such increased Revolving Commitment amount to remain in effect thereafter upon the effectiveness of such acquisition.

          "Revolving Loans":  As defined in Section 2.1(a).
           ---------------

          "Revolving Note":  As defined in Section 2.1(d).
           --------------

          "S.E.C.":  The United States Securities and Exchange Commission and
           ------
any successor institution or body which performs the functions or substantially all of the functions thereof.

          "Solvent":  When used with respect to any Person, that as of the date
           -------
as to which the Person's solvency is to be measured:

          (i) the fair saleable value of its assets is in excess of the total amount of its liabilities (including contingent liabilities) as they become absolute and matured;

          (ii)      it has sufficient capital to conduct its business; and

          (iii)     it is able to meet its debts as they mature.

          "Standard Notice":  An irrevocable notice provided by the Borrower to
           ---------------
the Bank on a Business Day which is:

          (i) at least the Business Day of the selection of, conversion to or renewal of the Prime Rate Option or prepayment of any Prime Rate Portion; and

          (ii) at least three London Business Days in advance in the case of selection of, conversion to or renewal of the Libor Rate Option or prepayment of any Libor Rate Portion.

Standard Notice must be provided no later than 11:00 a.m., Los Angeles time, on the last day permitted for such notice.

          "Subsidiary":  Of any Person means any corporation, partnership, joint
           ----------
venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, limited liability company or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries. References to a "wholly owned Subsidiary" shall be deemed to include a Subsidiary that is wholly owned by such Person except for directors or other qualifying shares.

          "Total Indebtedness":  All consolidated Indebtedness of the Borrower
           ------------------
and its Subsidiaries.


          SECTION 1.2  Other Definitional Provisions.
                       -----------------------------

          (a) All terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined in subsection 1.1, and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.


                                   ARTICLE II

                                   THE CREDIT

          SECTION 2.1  The Revolving Loans.
                       -------------------

          (a)  The Revolving Commitment.  The Bank agrees, on the terms and
               ------------------------
conditions hereinafter set forth, to make loans ("Revolving Loans") to the
                                                  ---------------
Borrower from time to time during the period from the date hereof to and including the Maturity Date in an aggregate amount not to exceed the Revolving Commitment, as such amount may be reduced pursuant to Section 2.1(c). Each borrowing under this Section (a "Borrowing") shall be in a minimum amount of
                                 ---------
$1.00; provided that every selection of, conversion to or renewal of the Libor
       --------
Rate Option shall be in a minimum principal amount of $500,000 or an integral multiple of $100,000 above such amount. Within the limits of the Revolving Commitment and prior to the Maturity Date, the Borrower may borrow, repay pursuant to Section 2.2(b) and reborrow under this Section.

          (b)  Making the Revolving Loans.  The Borrower may borrow under the
               --------------------------
Revolving Commitment on any Business Day, provided that the Borrower shall give the Bank Standard Notice specifying (i) the amount of the proposed Borrowing and
(ii) the requested date of the Borrowing. Upon satisfaction of the applicable conditions set forth in Article IV, the proceeds of all such Loans will then be made available to the Borrower by the Bank by crediting the account of the Borrower on the books of the Bank, or as otherwise directed by the Borrower.

          The Standard Notice may be given in writing (including facsimile transmission) signed by one (1) authorized officer of the Borrower or orally, but if the Standard Notice is provided orally, the Borrower shall confirm the oral Standard Notice on the same day in writing (including facsimile transmission) no later than 11:00 a.m., Los Angeles time, and any conflict regarding a written or oral notice and the Bank's books and records applicable to the same Borrowing shall be conclusively determined by the Bank's books and records. The Bank shall not incur any liability to the Borrower in acting upon any oral or written notice of Borrowing which the Bank believes in good faith to have been given by a Person duly authorized to borrow on behalf of the Borrower.

          (c)  Reduction of the Revolving Commitment.  The Borrower shall have
               -------------------------------------
the right, upon at least two Business Days' notice to the Bank, to terminate in whole or reduce permanently in part the unused portion of the Revolving Commitment, without premium or penalty, provided that each partial reduction shall be in the aggregate amount of One Million Dollars ($1,000,000) or an integral multiple thereof and that such reduction shall not reduce the Revolving Commitment to an amount less than the amount outstanding hereunder on the effective date of the reduction. Such notice shall be irrevocable and such reduction shall not be reinstated.

          (d)  Revolving Note.  The Loans made by the Bank pursuant hereto shall
               --------------
be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A, with any appropriate insertions (the "Revolving Note"), payable to
---------                                        --------------
the order of the Bank and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Revolving Loans made by the Bank, with interest thereon as prescribed in Section 2.4. The Bank is hereby authorized to record in its books and records and on any schedule annexed to the Revolving Note, the date and amount of each Revolving Loan made by the Bank, and the date and amount of each payment of principal thereof, and in the case of Libor Rate Option Loans, the Libor Rate, the Libor Rate Portion, and the Rate Period with respect thereto, and any such recordation shall constitute prima facie evidence
                                                           ----- -----
of the accuracy of the information so recorded; provided that failure by the Bank to effect such recordation shall not affect the Borrower's obligations hereunder.

          SECTION 2.2  Letters of Credit.
                       -----------------

          (a) Subject to, and upon the terms and conditions contained herein, at the request of Borrower, Bank agrees to issue Letters of Credit for the account of Borrower containing terms and conditions acceptable to Bank. Borrower agrees to execute and deliver any Bank applications or other agreements or documents required by the Bank for the issuance of a Letter of Credit.

          (b) In addition to any charges, fees or expenses charged by Bank in connection with the application for, issuance, administration, or amendment of any Letters of Credit, Borrower shall pay to Bank (i) with respect to each issued standby letter of credit, a letter of credit fee at a rate equal to one percent (1%) per annum of the face amount, subject to a minimum charge of $500, payable upon issuance, such fee calculated on the basis of a three hundred sixty
(360) day year and for the actual number of days of the term for which the standby letter of credit is to be outstanding; and (ii) with respect to trade letters of credit, the Bank's customary charges, payable upon Borrower's receipt of the Bank's invoice for such charges. The Borrower's obligation to pay such fees shall survive the termination or non-renewal of this Agreement.

          (c) No Letters of Credit shall be available unless on the date of the proposed issuance of any Letter of Credit, the Revolving Loans available to Borrower (subject to the Revolving Commitment and any availability reserves) are equal to or greater than one hundred percent (100%) of the face amount thereof and all other commitments and obligations made or incurred by Bank with respect thereto. Effective on the issuance of each Letter of Credit, the amount of Revolving Loans which might otherwise be available to Borrower shall be reduced by one hundred percent (100%) of the face amount of the Letter of Credit. Each Letter of Credit shall have an expiry date no later than the Maturity Date and all such Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion. If Bank is obligated to advance funds under a Letter of Credit, Borrower shall immediately reimburse such amount to Bank and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an advance under Section 2.1(a) above and, thereafter, shall bear interest as a Revolving Loan initially at the Prime Rate Option.

          (d) Except in Bank's discretion, the amount of all outstanding Letters of Credit and all other commitments and obligations made or incurred by Bank in connection therewith shall not at any time exceed Five Million Dollars ($5,000,000).

          (e) Borrower shall indemnify and hold Bank harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Bank may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Bank harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any correspondent or otherwise with respect to or relating to any Letter of Credit. The provisions of this Section 2.2(e) shall survive the payment of

Obligations and the termination or non-renewal of this Agreement. Bank agrees to provide Borrower written notice of any event giving rise to Borrower's indemnity obligation hereunder, but Bank shall not be liable to Borrower or any third party for any failure to provide such notice to Borrower.

          (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Bank in any manner. Borrower shall be bound by any interpretation made in good faith by Bank, absent gross negligence, or any correspondent under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Bank shall have the sole and exclusive right and authority to, and Borrower shall not: (i) at any time an Event of Default or Potential Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, or documents, drafts or acceptances thereunder. Bank may take such actions either in its own name or in Borrower's name.

          (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any correspondent in any application for any Letter of Credit, or any other agreement in favor of any correspondent relating to any Letter of Credit, shall be deemed to have been granted or undertaken by Borrower to Bank. Any duties or obligations undertaken by Bank to any issuer or correspondent in any application for any Letter of Credit, or any other agreement by Bank in favor of any correspondent relating to any Letter of Credit, shall be deemed to have been undertaken by Borrower to Bank and to apply in all respects to Borrower.

          (h) Any and all charges, commission, fees, and costs incurred by Bank relating to the Letters of Credit shall be considered Bank expenses under
Section 8.5 hereof and immediately reimbursable by Borrower to Bank.

          (i) Immediately upon the termination of this Agreement, Borrower agrees to either (i) provide cash collateral to be held by Bank in an amount equal to 102% of the maximum amount of Bank's obligations under outstanding Letters of Credit, or (ii) cause to be delivered to Bank releases of all of Bank's obligations under outstanding Letters of Credit. At any time an Event of Default or Potential Event of Default exists or has occurred and is continuing, upon Bank's request, Borrower will either furnish cash collateral to Bank for the Letters of Credit, and the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral. At Bank's discretion, any proceeds of Collateral received by Bank after the occurrence and during the continuation of an Event of Default or Potential Event of Default may be held as the cash collateral required by this Section 2.2(i).

          (j) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by Bank with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

               (A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

               (B) there shall be imposed on Bank any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant thereto; and the result of the foregoing is to increase, directly or indirectly, the cost to the Bank of issuing, making, or maintaining any Letter of Credit, or to reduce the amount receivable in respect thereof by Bank, then, and in any such case, Bank may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the Bank may specify to be necessary to compensate the Bank for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the Prime Rate Option. The determination by the Bank, as the case may be, of any amount due pursuant to this Section (j), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

          SECTION 2.3  Repayment.
                       ---------

          (a)  Mandatory Repayments.  The aggregate principal amount of the
               --------------------
Revolving Loans outstanding on the Maturity Date, together with accrued interest thereon, shall be due and payable in full on the Maturity Date. If at any time the aggregate outstanding Borrowings exceed the Revolving Commitment then in effect, the Borrower shall immediately repay the excess to the Bank.

          (b)  Optional Payment. The Borrower shall have the right at its option
               ----------------
from time to time to prepay the Prime Rate Portion in whole or in part without premium or penalty. The Borrower shall have the right to prepay the Libor Rate Portion in whole or in part subject to Borrower's reimbursement of Lender's funding losses, if any, resulting from such prepayment under Section 3.6(b) hereof. Prepayments shall be made by giving the Bank Standard Notice thereof (which shall be irrevocable), specifying the date, and amount and type of prepayment, and upon such date the amount so specified, accrued interest thereon, and any amounts payable under Section 3.6(b) hereof shall be due and payable.

          SECTION 2.4  Interest Rate and Payment Dates.
                       -------------------------------

          (a)  Payment.  The principal balance of the Note shall be paid in
               -------
accordance with the terms set forth in the Note. Accrued interest on the Prime Rate Portion shall be due and payable on the last Business Day of each month commencing on April 30, 1997. Interest on each Rate Segment of the Libor Rate Portion shall be due and payable on the last day of the corresponding Rate Period. Interest on each Rate Segment of the Libor Rate Portion which has a Rate Period equal to or less than three months shall be due and payable on the last day of the corresponding Rate Period. Interest on each Rate Segment of the Libor Rate Portion which has a Rate Period greater than three months shall be due and payable on the third and sixth month anniversary date of the first day of the corresponding Rate Period, if any, and on the last day of the corresponding Rate Period. After maturity of any part of a Note (by acceleration or otherwise), interest on such part of the Note shall be due and payable ON DEMAND.

          (b)  Interest Rate. The unpaid principal amount of the Note shall bear
               -------------
interest for each day until due on one or more bases selected by the Borrower from among the interest rate options (the "Interest Rate Options") set forth
                                           ---------------------
below. The Borrower understands and agrees that, subject to the provisions hereof, the Borrower may select any number of Interest Rate Options to apply simultaneously to different parts of the unpaid principal amount of the Note and may select any number of Rate Segments to apply simultaneously to different parts of the Libor Rate Portion.

                        Available Interest Rate Options
                        -------------------------------

Prime Rate Option:  A rate per annum for each day equal to the Prime Rate plus
-----------------
the Applicable Margin.

Libor Rate Option:  A rate per annum for each day equal to the Libor Rate for
-----------------
such day plus the Applicable Margin.

          (c)  Rate Periods.  At any time the Borrower selects, converts to or
               ------------
renews the Libor Rate Option, the Borrower shall fix a period (the "Rate
                                                                    ----
Period") which shall be one, two, three or six months, which shall be acceptable to the Bank in the Bank's sole discretion, during which the Libor Rate Option shall apply to the corresponding Rate Segment; provided, that the Borrower may
                                               --------
not elect a Rate Period which will end after the Maturity Date. The Bank's right to payment of principal and interest under the Note shall in no way be affected by the fact that one or more Rate Periods may be in effect.

          (d)  Default Rate of Interest.  All Loans hereunder with accrued
               ------------------------
interest thereon, regardless of the Rate Option, and all other amounts owing under the Loan Documents shall bear interest at a rate equal to 2% above the applicable Interest Rate Option from and after the occurrence and during the continuance of an Event of Default.

          (e)  Selection, Conversion or Renewal of Rate Options.  Subject to the
               ------------------------------------------------
other provisions hereof, the Borrower may select any Interest Rate Option to apply to the borrowings evidenced by the Note. Subject to the other provisions hereof, the Borrower may convert any part of the unpaid principal amount of the Note from any Interest Rate Option to the other Interest Rate Option: (a) at any time with respect to the conversion from the Prime Rate Option to the Libor Rate Option and (b) at the expiration of any Rate Period with respect to conversion from or renewals of the Libor Rate Option as to the Rate Segment corresponding to such expiring Rate Period. Whenever the Borrower desires to select, convert or renew the Libor Rate Option, the Borrower shall give the Bank Standard Notice thereof (which shall be irrevocable), specifying the date, amount and type of the proposed new Rate Option. If such notice has been duly given, and if the Bank in its sole discretion approves the proposed selection, conversion or renewal, on and after the date specified in such notice, interest shall be calculated upon the unpaid principal amount of the Note taking into account such selection, conversion or renewal.

          (f)  Prime Rate Fallback.  If any Rate Period expires, any part of the
               -------------------
Rate Segment corresponding to such Rate Period which has not been converted or renewed in accordance with Section 2.4(e) hereof automatically shall be converted to the Prime Rate Option. If the Borrower fails to select, or if the Bank fails to approve an Interest Rate Option to apply to the borrowings evidenced by the Note, such borrowings shall be deemed to be at the Prime Rate Option. If at any time the Bank shall have determined in good faith (which determination shall be conclusive) that the accrual of interest at the Libor Rate Option has been made unascertainable, impractical or unlawful by compliance by the Bank in good faith with any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or administration thereof by any official body charged with the interpretation or administration thereof or with any request or directive of any such event, the outstanding principal amount of the Note subject to the Libor Rate Option shall accrue interest at the Prime Rate Option and the Borrower shall not have the right to select the Libor Rate Option.

          SECTION 2.5  Commitment Fee.  The Borrower shall pay to the Bank on
                       --------------
the dates set forth in the following sentence, a fee (the "Commitment Fee") in
                                                           --------------
an amount equal to one-eight of one percent (.125%) per annum times the Average Unused Portion of the Revolving Commitment. The Borrower shall pay the Commitment Fee to the Bank quarterly in arrears, commencing on the last Business Day of June 1997 and continuing on the last Business Day of each three-month period ending thereafter during the term of this Agreement, and on the Maturity Date.


                                  ARTICLE III

                    GENERAL PROVISIONS CONCERNING THE LOANS

          SECTION 3.1  Use of Proceeds.  The proceeds of the Loans hereunder
                       ---------------
shall be initially used by Borrower to repay Borrower's existing Indebtedness with Union Bank of California and to refinance any Indebtedness assumed by the Borrower upon the acquisition of North Star Plating Company. The remaining balance of Loan proceeds shall be used from time to time for (i) general working capital and corporate purposes, and (ii) Permitted Acquisitions and related expenses.

          SECTION 3.2  Computation of Interest and Fees.
                       --------------------------------

          (a)  Calculations.  Interest in respect of the Prime Rate Option Loans
               ------------
shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate on a Prime Rate Loan resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective. Interest in respect of the Libor Rate Option Loans, and any fees payable hereunder, shall be calculated on the basis of a 360 day year for the actual days elapsed.

          (b)  Determination by Bank.  Each determination of an interest rate or
               ---------------------
fee by the Bank pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

          SECTION 3.3  Payments.  The Borrower shall make each payment of
                       --------
principal, interest and fees hereunder and under the Notes, without setoff or counterclaim, not later than 11:00 a.m. (Los Angeles time) on the day when due in lawful money of the United States of America to the Bank at the office of the Bank designated in writing in immediately available funds.

          SECTION 3.4  Payment on Non-Business Days.  Whenever any payment to be
                       ----------------------------
made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

          SECTION 3.5  Reduced Return.  If the Bank shall have determined that
                       --------------
any applicable law, regulation, rule or regulatory requirement generally applicable to banks located in California and Pennsylvania (collectively in this
Section 3.5, "Requirement" regarding capital adequacy, or any change therein, or
              -----------
any change in the interpretation or administration thereof by any United States federal or state governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its Commitments and obligations hereunder to a level below that which would have been achieved but for such Requirement, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material (which amount shall be determined by the Bank's reasonable allocation of the aggregate of such reductions resulting from such events), then from time to time, within five (5) Business Days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. The Bank does not presently have knowledge of any new Requirement or any pending change in any existing Requirement which would result in such additional amounts being owed.

          SECTION 3.6  Indemnities and Losses.
                       ----------------------

          (a)  Indemnities.  Whether or not the transactions contemplated hereby
               -----------
shall be consummated, the Borrower agrees to indemnify, pay and hold the Bank, and the shareholders, officers, directors, employees and agents of the Bank (each, an "Indemnified Person"), harmless from and against any and all claims,
           -------------------
liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Indemnified Persons is a party to any litigation), including, without limitation, reasonable attorneys' fees and costs (including, without limitation, the reasonable estimate of the allocated cost of in-house legal counsel and staff) and costs of investigation, document production, attendance at a deposition, or other discovery, prior to the assumption of defense by the Borrower, with respect to or arising out of any proposed acquisition by the Borrower or any of its Subsidiaries of any Person or any securities (including a self-tender), this Agreement or any use of proceeds hereunder, or any claim, demand, action or cause of action being asserted against the Borrower or any of its Subsidiaries (collectively, the "Indemnified Liabilities"), provided that
                                     -----------------------
the Borrower shall have no obligation hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Indemnified Persons. If any claim is made, or any action, suit or proceeding is brought, against any Indemnified Person pursuant to this Section, the Indemnified Person shall notify the Borrower within thirty (30) days of the Bank's being notified in writing of the commencement of such action, suit or proceeding, and the Borrower will assume the defense of such action, suit or proceeding, employing counsel selected by the Borrower and reasonably satisfactory to the Indemnified Person, and pay the fees and expenses of such counsel. This covenant shall survive termination of this Agreement and payment of the outstanding Notes for a period of six (6) years.

          (b)  Funding Losses.  The Borrower agrees to indemnify the Bank and to
               --------------
hold the Bank harmless from any loss or expense, including, but not limited to, any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its Libor Rate Option Loans hereunder, which the Bank may sustain or incur as a consequence of (i) payment, prepayment or conversion of any part of any Rate Segment of the Libor Rate Portion on a day other than the last day of the corresponding Rate Period (whether or not any such payment is pursuant to demand by the Bank under the Note and whether or not any such payment, prepayment or conversion is consented to by the Bank, unless the Bank shall have expressly waived such indemnity in writing); (ii) default by the Borrower in making a conversion or continuation after the Borrower has given a notice thereof, (iii) default by the Borrower in making any payment after the Borrower has given a notice of payment, (iv) attempt by Borrower to revoke in whole or part any irrevocable notice given pursuant to Section 2.4(e) hereof; or (v) breach of or default by any obligor in the performance or observance of any covenant or condition in the Note, any separate security, guarantee or suretyship agreement between the Bank and any obligor, or any other document executed and delivered to the Bank by any obligor in connection with the indebtedness evidenced by the Note. If the Bank sustains any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by the Bank (which determination shall be conclusive) to be necessary to indemnify the Bank for such loss or expense. Such amount shall be due and payable by the Borrower ON DEMAND. This covenant shall survive termination of this Agreement and payment of the outstanding Notes.

          SECTION 3.7  Requirements of Law.  In the event that any law,
                       -------------------
regulation or directive generally applicable to banks located in California or Pennsylvania or any change therein or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any United States federal or state central bank or other governmental authority, agency or instrumentality:

          (a) does or shall impose, modify or hold applicable any reserve, assessment rate, special deposit, compulsory loan or other requirement (collectively in this Section 3.7 "Requirements") against assets held by, or
                                   ------------
deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank which are not otherwise included in the determination of any Libor Rate at the last Borrowing, conversion or continuation date of a Loan;

          (b) does or shall impose, modify or hold applicable any of the Requirements against Commitments to extend credit;

          (c) does or shall impose on the Bank any other condition; and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining its Revolving Commitment, or the Libor Rate Option Loans or to reduce any amount receivable thereunder (which increase or reduction shall be determined by the Bank's reasonable allocation of the aggregate of such cost increases or reduced amounts receivable resulting from such events), then, in any such case, the Borrower shall pay to the Bank, within five (5) Business Days of its demand, any additional amounts necessary to compensate the Bank for such additional cost or reduced amount receivable as determined by the Bank with respect to Sections 3.5 and 3.7 of this Agreement. If the Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall notify the Borrower of the event by reason of which it has become so entitled. Such notice shall contain a statement incorporating the calculation as to any additional amounts payable pursuant to the foregoing sentence, and such statement submitted by the Bank to the Borrower shall be conclusive in the absence of manifest error. The Bank does not presently have knowledge of any new Requirement or any pending change in any existing Requirement which would result in such additional amounts being owed.

                                  ARTICLE IV

                             CONDITIONS OF LENDING

          SECTION 4.1  Conditions Precedent to Initial Loans.  The obligation of
                       -------------------------------------
the Bank to make its initial Loan is subject to the conditions precedent that:

          (a) The Bank shall have received on or before the day of the initial Borrowing the following, each dated prior to or as of such day, in form and substance satisfactory to the Bank:

               (i) The Note(s) issued by the Borrower to the order of the Bank;

               (ii) Copies of the Articles of Incorporation, partnership agreement or other organizational document of the Borrower, certified as of a recent date by the Secretary of State of its state of formation or incorporation;

               (iii) Copies of the Bylaws, if any, of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower;

               (iv) Copies of resolutions of the Board of Directors or other authorizing documents of the Borrower, in form and substance satisfactory to the Bank, approving the Loan Documents and the Borrowings hereunder;

               (v) An incumbency certificate executed by the Secretary or an Assistant Secretary of the Borrower, or equivalent document, certifying the names and signatures of the officers of the Borrower or other Persons authorized to sign the Loan Documents and the other documents to be delivered hereunder;

               (vi)      An executed original of all Loan Documents;

          (b) The Bank shall have completed its due diligence review of the Borrower, and the scope and results thereof shall be satisfactory to the Bank in its discretion;

          (c)  All fees required to be paid at closing shall have been paid;

          (d) The Bank shall have received an opinion of counsel to the Borrower and the Guarantors in form and substance acceptable to the Bank and its counsel;

          (e) No material adverse change shall have occurred since December 27, 1996 in the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, or in the facts and information regarding such entities represented by the Borrower to the Bank as of such date;

          (f) No action, suit, investigation or proceeding shall have been pending or threatened in any court or before any arbitration or governmental authority that purports to affect the Borrower, any of its Subsidiaries or the Loans contemplated hereby, or that could have a material adverse effect on the Borrower or any of its Subsidiaries or the Loans contemplated hereby, or on the ability of the Borrower and its Subsidiaries to perform their obligations under the Loan Documents;

          (g) The Borrower and its Subsidiaries shall have been in compliance with all of their existing financial obligations;

          (h) All information previously furnished by the Borrower to the Bank shall be true and correct in all material respects;

          (i) With the exception of Liens permitted under Section 6.2(e) hereof, the Bank shall have received searches reflecting their release of all other financing statements and fixture filings including, but not limited to, those that may have been filed by Union Bank of California; and

          (j) All corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Bank and its counsel, and the Bank and such counsel shall have received any and all further information and documents which the Bank or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

          SECTION 4.2  Conditions Precedent to Each Borrowing.  The obligation
                       --------------------------------------
of the Bank to make a Loan on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing (a) the following statements shall be true and the Bank shall have received the notice required by Section 2.1(b), which notice shall be deemed to be a certification by the Borrower that:

          (i)       The material representations and warranties contained in
          Section 5.1 are correct on and as of the date of such Borrowing as though made on and as of such date;

          (ii) No event has occurred and is continuing, or would result from such Borrowing, which constitutes an Event of Default or Potential Event of Default;

          (iii) Nothing shall have occurred and the Bank shall not have become aware of any fact or condition not previously known, which the Bank shall determine has, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Bank, or on the ability of the Borrower to perform its obligations to the Bank or which has, or could reasonably be expected to have, a materially adverse effect on the performance, business, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; and

          (iv) The security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing; and

          (v)  All Loan Documents are in full force and effect;

and (b) the Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request.


                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

          SECTION 5.1  Representations and Warranties.  The Borrower represents
                       ------------------------------
and warrants as follows:

          (a)  Organization.  The Borrower and each of its Subsidiaries is duly
               ------------
organized, validly existing and in good standing under the laws of the state of its incorporation. The Borrower and each of its Subsidiaries is also duly authorized, qualified and licensed in all applicable jurisdictions, and under all applicable laws, regulations, ordinances or orders of public authorities, to carry on its business in the locations and in the manner presently conducted except where the failure to do so would not cause a material adverse effect.

          (b)  Authorization.  The execution, delivery and performance by the
               -------------
Borrower of the Loan Documents, and the making of Borrowings hereunder, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower's charter, by-laws or other organizational document or (ii) any law or regulation (including Regulations G, T, U and X) binding on or affecting the Borrower or its properties, and will not constitute an event of default under any material agreement to which the Borrower is a party or by which its assets or properties may be bound.

          (c)  Governmental Consents.  No authorization or approval or other
               ---------------------
action by, and no notice to or filing with, any governmental authority or regulatory body (except routine reports required pursuant to the Securities Exchange Act of 1934, as amended (if such act is applicable to the Borrower), which reports will be made in the ordinary course of business) is required for the due execution, delivery and performance by the Borrower of the Loan Documents.

          (d)  Validity.  The Loan Documents are the binding obligations of the
               --------
Borrower or other executing Person, if any, enforceable in accordance with their respective terms.

          (e)  Financial Condition.  The balance sheets of the Borrower and its
               -------------------
consolidated Subsidiaries as of March 29, 1996 and December 27, 1996, and the related statements of income and retained earnings of the Borrower and its consolidated Subsidiaries, respectively, for the fiscal year and for the fiscal nine months then ended, copies of which have been furnished to the Bank, fairly present the financial condition of the Borrower and its consolidated Subsidiaries as at such dates and the results of the operations of the Borrower and its consolidated Subsidiaries for the respective periods ended on such dates, all in accordance with GAAP, consistently applied, and since December 27, 1996, there has been no material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

          (f)  Litigation.  Except as set forth on Schedule 5.1(f) hereto, there
               ----------
is no known pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which may materially and adversely affect the consolidated financial condition or operations of the Borrower or which may have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents, having regard for its other financial obligations.

          (g)  Employee Benefit Plans.  The Borrower and each of its ERISA
               ----------------------
Affiliates has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA. No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice. No action by the Borrower or of any ERISA Affiliate of the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA. No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

          (h)  Disclosure.  No representation or warranty of the Borrower
               ----------
contained in this Agreement or any other document, certificate or written statement furnished to the Bank by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement contains any known untrue statement of a material fact or omits to state a known material fact (known to the Borrower in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Borrower (other than matters of a general economic nature) which materially and adversely affects the business, operations, property, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Bank for use in connection with the transactions contemplated hereby.

          (i)  Environmental Matters.  Except as set forth in Schedule 5.1(i)
               ---------------------
hereto, neither the Borrower nor any Subsidiary, nor any of their respective officers, employees, representatives or agents, nor, to the best of their knowledge, any other person, has treated, stored, processed, discharged, spilled, or otherwise disposed of any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by the Borrower or any Subsidiary, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations may result in liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $100,000 for all such violations; and the unresolved violations set forth in said Schedule 5.1(i) will not result in liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $100,000 for all such unresolved violations. Except as set forth in said Schedule, no employee or other person has made a claim or demand against the Borrower or any Subsidiary based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof; and the unsatisfied claims or demands against the Borrower or any Subsidiary set forth in said Schedule 5.1(i) will not result in uninsured liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $100,000 in excess of reserves on the books of the Borrower for all such unsatisfied claims or demands. Except as set forth in said Schedule 5.1(i), neither the Borrower nor any Subsidiary has been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water; and the outstanding related charges set forth in said Schedule 5.1(i) will not result in liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $100,000 for all such outstanding charges.

          (j)  Employee Matters.  There is no known strike or work stoppage in
               ----------------
existence or threatened involving the Borrower or its Subsidiaries that may materially and adversely affect the consolidated financial condition or operations of the Borrower or that may have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents.

          (k)  Solvency.  The Borrower and each of its Subsidiaries is Solvent.
               --------

          (l)  Title to Properties.  The Borrower and each of its Subsidiaries
               -------------------
has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind except those permitted under Section 6.2(e) hereof.

          (m)  Tax Returns.  The Borrower and each of its Subsidiaries has filed
               -----------
or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to the Bank). All information in such tax returns, reports and declarations is complete and accurate in all material respects. The Borrower and each of its Subsidiaries has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the Borrower or its Subsidiary and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

          (n)  Compliance with Other Agreements and Applicable Laws.  Neither
               ----------------------------------------------------
Borrower nor any of its Subsidiaries is in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.


                                  ARTICLE VI

                                   COVENANTS

          SECTION 6.1  Affirmative Covenants.  So long as any Note shall remain
                       ---------------------
unpaid or the Bank shall have any Commitment hereunder, the Borrower will, unless the Bank shall otherwise consent in writing:

          (a)  Financial Information.  Furnish to the Bank:
               ---------------------

               (i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, (A) a copy of the Borrower's audited consolidated balance sheet of itself and its consolidated Subsidiaries as at the end of each fiscal year and the related audited consolidated statements of income and retained earnings (or comparable statement) employed in the business and changes in financial position and cash flow for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an unqualified report and opinion thereon of independent certified public accountants acceptable to the Bank, and, if prepared, such accountants' letter to management, and (B) a copy of the Borrower-prepared consolidating balance sheet, income statement and cash flow prepared in connection with the statement provided in subpart (A) above;

               (ii) as soon as available, but in any event within 45 days after the end of each fiscal quarter, the Borrower's unaudited consolidated and consolidating balance sheets of itself and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated and consolidating statements of income and retained earnings (or comparable statement) and changes in financial position and cash flow for such period and year to date, setting forth in each case in comparative form the figures as at the end of the previous fiscal year as to the balance sheet and the figures for the previous corresponding period as to the other statements, certified by the Vice President - Finance or the Treasurer of the Borrower as being fairly stated in all material respects subject to year end adjustments; all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail acceptable to the Bank and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants and disclosed therein); and

               (iii) as soon as available, copies of all reports which the Borrower sends to any of its security holders, and copies of all reports and registration statements which the Borrower or any Subsidiary files with the S.E.C. or any national securities exchange, if any; and

               (iv) (a) together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subdivision (i) above, a certificate, executed by the Vice President - Finance or the Treasurer of the Borrower stating that such officer has reviewed the terms of this Agreement and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto; and (b) together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to subdivision (i) and (ii) above, a certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 6.2 hereof.

          (b)  Notices and Information.  Deliver to the Bank:
               -----------------------

               (i) promptly upon any officer of the Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, (b) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.1(e), (c) of the institution of any litigation involving an alleged liability (including possible forfeiture of property) of the Borrower or any of its Subsidiaries equal to or greater than $1,000,000 or any adverse determination in any litigation involving a potential liability of the Borrower or any of its Subsidiaries equal to or greater than $100,000, or (d) of a material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, an officer's certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

               (ii) promptly upon becoming aware of the occurrence of or forthcoming occurrence of (a) any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice, (b) any action by the Borrower or any ERISA Affiliate of the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA, (c) any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA, and (d) the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA;

               (iii) promptly, and in any event within 30 days after receipt thereof, a copy of any notice, summons, citation, directive, letter or other form of communication from any governmental authority or court in any way concerning any action or omission on the part of the Borrower or any of its Subsidiaries in connection with any substance defined as toxic or hazardous by any applicable federal, state or local law, rule, regulation, order or directive or any waste or byproduct thereof, or concerning the filing of a lien upon, against or in connection with the Borrower, its Subsidiaries, or any of their leased or owned real or personal property, in connection with a Hazardous Substance Superfund or a Post-Closure Liability Fund as maintained pursuant to (S) 9507 of the Internal Revenue Code; and

               (iv) promptly upon the Bank's request, such other statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and its Subsidiaries as the Bank may reasonably request.

          (c)  Corporate Existence, Etc.  At all times preserve and keep in full
               -------------------------
force and effect its and its Subsidiaries' corporate existence and rights and franchises material to its business and those of each of its Subsidiaries.

          (d)  Payment of Taxes and Claims.  Pay, and cause each of its
               ---------------------------
Subsidiaries to pay, taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

          (e)  Maintenance of Properties; Insurance.  Maintain or cause to be
               ------------------------------------
maintained in good repair, working order and condition all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. The Borrower will comply with any other insurance requirement set forth in any other Loan Document and, upon the request of the Bank, deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

          (f)  Inspection.  Permit any authorized representatives designated by
               ----------
the Bank to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested.

          (g)  Compliance with Laws Etc.  Exercise, and cause each of its
               -------------------------
Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, all rules and regulations of public utility commissions or similar regulatory authorities, and all environmental laws, rules, regulations and orders, noncompliance with which would materially and adversely affect the business, properties, assets, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

          (h)  Hazardous Waste Studies. Promptly, and in any event within thirty
               -----------------------
(30) days after submission, provide the Bank with copies of all such investigations, studies, samplings and testings as may be requested by any governmental or regulatory authority relative to any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at or affecting any real property or any facility owned, leased or used by the Borrower or any Subsidiary.

          SECTION 6.2  Negative Covenants.  So long as any Note shall remain
                       ------------------
unpaid or the Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Bank:

          (a)  Consolidated Fixed Charge Coverage Ratio.  As of the end of each
               ----------------------------------------
fiscal quarter, Borrower and its Subsidiaries on a consolidated basis permit the Fixed Charge Coverage Ratio to be less than 1.2:1.0.

          (b)  Consolidated Current Ratio.  At any time, permit the ratio of (i)
               --------------------------
the total current assets of the Borrower and its Subsidiaries on a consolidated basis to (ii) the total current liabilities of the Borrower and its Subsidiaries on a consolidated basis to be less than 1.40:1.00.

          (c)  Consolidated Total Liabilities to Tangible Net Worth Ratio.  At
               ----------------------------------------------------------
any time, permit the ratio of (i) the total liabilities of the Borrower and its Subsidiaries on a consolidated basis to (ii) Consolidated Tangible Net Worth to be greater than 1.25:1.00.

          (d)  Consolidated Net Income.  For any fiscal quarter of the Borrower,
               -----------------------
commencing with the Borrower's fiscal quarter ending March 28, 1997, permit the net income of the Borrower and its Subsidiaries on a consolidated basis to be less than $1.00.

          (e)  Liens Etc.  Create or suffer to exist, or permit any of its
               ---------
Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure any indebtedness of any Person other than Liens in favor of Bank and, to the extent the aggregate Indebtedness secured thereby does not exceed $2,500,000, the following: (i) Liens reflected on Schedule 6.2(e) hereto; (ii)
                                                  ---------------
purchase money Liens upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; and (iii) Liens for taxes not yet due;

          (f)  Indebtedness. Create, incur, assume or permit to exist, or permit
               ------------
any Subsidiary to create, incur, assume or permit to exist, any direct or contingent Indebtedness, liabilities or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent, except for (i) acquiring goods, supplies or merchandise on normal trade credit; (ii) endorsing negotiable instruments received in the usual course of business; (iii) obtaining surety bonds in the usual course of business; and (iv) Indebtedness of the Borrower and its Subsidiaries in an aggregate amount outstanding at any one time not to exceed $3,500,000.

          (g)  Consolidation, Merger or Dissolution.  Consolidate with or merge
               ------------------------------------
into any other corporation or entity except for Permitted Acquisitions.

          (h)  Loans, Investments, Secondary Liabilities.  Make or permit to
               -----------------------------------------
remain outstanding, or permit any Subsidiary to make or permit to remain outstanding, any loan or advance to, or guarantee, induce or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person, or make or permit to remain outstanding loans and advances to any of its officers, directors and shareholders or enter into or permit to remain outstanding guarantees in connection with the obligations of any of its officers, directors and shareholders, in an aggregate amount outstanding at any time, collectively among the Borrower and its Subsidiaries, in excess of $250,000, except that the Borrower and its Subsidiaries may, without limitation as to the dollar amount of any such transactions:

               (i) own, purchase or acquire certificates of deposit issued by the Bank, commercial paper rated Moody's P-1, municipal bonds rated Moody's AA or better, direct obligations of the United States of America or its agencies, and obligations guaranteed by the United States of America;

               (ii) continue to own the existing capital stock of the Borrower's Subsidiaries;

               (iii) endorse negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

               (iv) allow the Borrower's Subsidiaries to make or permit to remain outstanding advances from the Borrower's Subsidiaries to the Borrower.

          (i)  Asset Sales.  Convey, sell, lease, transfer or otherwise dispose
               -----------
of, or permit any Subsidiary to convey, sell, lease, transfer or otherwise dispose of, during any fiscal year of the Borrower, in one transaction or a series of transactions, outside the ordinary course of business, assets of the Borrower or of any of its Subsidiaries, whether now owned or hereafter acquired, having an aggregate value in excess of $100,000.

          (j)  Dividends.  Authorize, declare or pay any dividends, except that
               ---------
for so long as no Event of Default or Potential Event of Default has occurred and is continuing, the Borrower may declare and pay dividends on its equity securities.

          (k)  Limitation on Granting of Liens and on Restrictions on Subsidiary
               -----------------------------------------------------------------
Dividends and Other Transfers.  Borrower will not, and it will not permit any of
-----------------------------
its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of
(i) any Subsidiary to (A) pay dividends or make any other distribution on its capital stock or any other equity interest or participation in its profits owned by Borrower or any Subsidiary, or pay or repay any indebtedness owed to Borrower or a Subsidiary, (B) make loans or advances to Borrower or (C) transfer any of its properties or assets to the Borrower or any Subsidiary or (ii) Borrower or any Subsidiary to grant Liens or security interests on the assets of such Person in favor of Bank, except for such encumbrances or restrictions existing under or by reason of (A) applicable law, (B) this Agreement, (C) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or any Subsidiary, and (D) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of Borrower or any Subsidiary.

          (l)  Transactions with Affiliates. Neither the Borrower nor any of its
               ----------------------------
Subsidiaries shall enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or its Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or its Subsidiary than the Borrower or its Subsidiary would obtain in a comparable arm's length transaction with an unaffiliated person.

          (m)  Books and Records.  The Borrower will, and will cause each of the
               -----------------
Guarantors to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of applicable law shall be made of all dealings and transactions in relation to their businesses and activities.

          (n)  Restructure.  Make any change in the principal nature of the
               -----------
Borrower's business operations (taken as a whole), or the date of its fiscal year.

          (o)  No Further Negative Pledges.  Except with respect to specific
               ---------------------------
property encumbered to secure payment of particular Indebtedness, neither the Borrower nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.


                                  ARTICLE VII

                               EVENTS OF DEFAULT

          SECTION 7.1  Events of Default.  If any of the following events
                       -----------------
("Events of Default") shall occur and be continuing:
-------------------

          (a) The Borrower shall fail to pay any installment of principal or interest or any other amount payable hereunder within five (5) Business Days of the due date thereof; or

          (b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with the Loan Documents shall prove to have been incorrect in any material respect when made; or

          (c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement on its part to be performed or observed other than as described in Section 7.1(a) above and such failure shall continue for ten (10) consecutive days; provided, that such ten (10) day period shall not
                               --------  ----
apply in the case of: (i) any failure to observe any such term, covenant, condition or provision which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period, or (ii) an intentional breach by Borrower of any such term, covenant, condition or provision; or

          (d) The Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any Loan Document other than this Agreement and such default shall not have been remedied or waived within any applicable grace period; or

          (e) (i) The Borrower or any of its Subsidiaries shall (A) fail to pay any principal of, or premium or interest on, any indebtedness when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, or (B) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness or material to the performance, business, property, assets, condition (financing or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument; or

          (f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unhanded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) and (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance or reserves) equal to or greater than $250,000 and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

          (h) Any guaranty for any reason other than satisfaction in full of all obligations of the Borrower under the Loan Documents, ceases to be in full force and effect or is declared null and void, or any Guarantor denies that it has any further liability under such guaranty or gives notice to such effect and any such cessation, declaration or denial shall not have been rescinded, and such guarantee reaffirmed, to the satisfaction of the Bank within thirty (30) days after the Borrower knows of such development; or

          (i) The occurrence of any one or more of the following events with respect to the Borrower or any ERISA Affiliate of the Borrower provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower or any ERISA Affiliate of the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower or any ERISA Affiliate of the Borrower with respect to a Plan: (A) a reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (B) any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate of the Borrower; or

          (j) There shall be instituted against the Borrower or any Subsidiary, or against any Guarantor, any proceeding for which forfeiture of any property is a potential penalty and such proceeding remains undismissed, undischarged or unbonded for a period of thirty (30) days from the date the Borrower knows of such proceeding; or

          (k)  A Change of Control shall have occurred.

          Then, (i) upon the occurrence of any Event of Default described in clause (f) above, the Commitment shall immediately terminate and all Loans hereunder with accrued interest thereon, and all other amounts owing under the Loan Documents shall automatically become due and payable, and (ii) upon the occurrence of any other Event of Default, the Bank may, by notice to the Borrower, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; and, by notice to the Borrower, declare the Loans hereunder, with accrued interest thereon, and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including, without limitation, the right to make demand upon any or all of the Guarantors. All rights, powers and remedies of Bank in connection with each of the Loan Documents may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Notwithstanding any other provision of this Agreement, including Section 8.2, notices to the Borrower under this Section shall be communicated in writing (including facsimile transmissions).

                                 ARTICLE VIII

                                 MISCELLANEOUS

          SECTION 8.1  Amendments, Etc.  No amendment or waiver of any provision
                       ---------------
of the Loan Documents nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 8.2  Notices, Etc.  Except as otherwise set forth in this
                       ------------
Agreement, all notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed or sent by facsimile or delivered, if to the Borrower, at its address set forth on the signature page hereof; and if to the Bank, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall be effective when sent by facsimile, or three days after such notice or communication is deposited in the mails, except that notices and communications to the Bank pursuant to Article II or VII shall not be effective until received by the Bank.

          SECTION 8.3  Right of Setoff.  Upon and only after the occurrence of
                       ---------------
any uncured Event of Default, the Bank is hereby authorized by the Borrower, at any time and from time to time, without notice, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by the Bank to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank in its sole discretion may elect. The Bank is authorized to debit any account maintained with it by the Borrower for any amount of principal, interest or fees which are then due and owing to the Bank.

          SECTION 8.4  No Waiver; Remedies.  No failure on the part of either
                       -------------------
party hereto to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 8.5  Costs and Expenses.  The Borrower shall pay to the Bank
                       ------------------
immediately upon demand the full amount of all costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the Bank's in-house counsel), incurred by the Bank in connection with
(a) the negotiation and preparation of this

Agreement and each other of the Loan Documents, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of the Bank's rights and/or the collection of any amounts which become due to the Bank under any of the Loan Documents (including, without limitation, in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings) or the restructuring of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including, without limitation, any action for declaratory relief.

          SECTION 8.6  Participations.  The Bank may sell, assign, transfer,
                       --------------
negotiate or grant participations to other financial institutions in all or part of the obligations of the Borrower outstanding under the Loan Documents, provided that any such sale, assignment, transfer, negotiation or participation shall be in compliance with the applicable federal and state securities laws; and provided further that any assignee or transferee agrees to be bound by the terms and conditions of this Agreement. The Bank may, in connection with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to the Borrower or any of its Subsidiaries.

          SECTION 8.7  Effectiveness: Binding Effect.  This Agreement shall
                       -----------------------------
become effective when it shall have been executed by the Borrower and the Bank and thereafter shall be binding upon and inure to the benefit of the Borrower, the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

          SECTION 8.8  Governing Law; Choice of Forum; Service of Process; Jury
                       --------------------------------------------------------
Trial Waiver.
------------

          (a) The validity, interpretation and enforcement of this Agreement and the other Loan Documents and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law).

          (b) The Borrower and the Bank irrevocably consent and submit to the non-exclusive jurisdiction of the state courts of the County of Los Angeles and the United States District Court for the Central District of California and waive any objection based on venue or forum non conveniens with respect to any
                                      ----- --- ----------
action instituted therein arising under this Agreement or any of the other Loan Documents or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above.

          (c) The Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at the Bank's option, by service upon the Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, the Borrower shall appear in answer to such process, failing which the Borrower shall be deemed in default and judgment may be entered by the Bank against the Borrower for the amount of the claim and other relief requested.

          (d) THE BORROWER AND THE BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE BORROWER AND THE BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE BORROWER OR THE BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e) The Bank shall not have any liability to the Borrower (whether in tort, contract, equity or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on the Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, the Bank shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

          SECTION 8.9  Waiver of Notices.  The Borrower hereby expressly waives
                       -----------------
demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the obligations, and any and all other demands and notices of any kind or nature whatsoever with respect to the obligations and this Agreement, except such as are expressly provided for herein. No notice to or demand on the Borrower which the Bank may elect to give shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances.

          SECTION 8.10  Destruction of Borrower's Documents.  The Bank will not
                        -----------------------------------
be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

          SECTION 8.11  Entire Agreement.  This Agreement with Exhibits and
                        ----------------
Schedules and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof.

          SECTION 8.12  Severability of Provisions.  In case any one or more of
                        --------------------------
the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          SECTION 8.13  Execution in Counterparts.  This Agreement may be
                        -------------------------
executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


MELLON BANK, N.A.                KEYSTONE AUTOMOTIVE INDUSTRIES, INC.


By:____________________________ By:_____________________________
Name:__________________________ Name:___________________________
Title:_________________________ Title:__________________________


                                By:_____________________________
                                Name:___________________________
                                Title:__________________________

Address:                        Address:

Mellon Bank                     700 East Bonita Avenue
Mellon Bank Center              Pomona, California 91767
400 South Hope Street           Attention: John M. Palumbo
5th Floor                                  Vice President and Treasurer
Los Angeles, California 90071
Attention:  Kevin D. Kelly
            Vice President